Exhibit 4.4

WARRANT AGREEMENT

GLOBAL BRANDS ACQUISITION CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

WARRANT AGREEMENT

Dated as of ____________ ___, 2007

WARRANT AGREEMENT

i

WARRANT AGREEMENT dated as of ___________ ___, 2007, between Global Brands Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company has filed a registration statement (the “Registration Statement”) with the Securities Exchange Commission for the initial public offering of units (the “Initial Public Offering”), each unit (“Unit”) consisting of one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share;

WHEREAS, the Company has agreed to issue (i) in a private placement that occurred concurrently with the execution of the Founders’ Offer Letters dated as of July 3, 2007 (the “Founders’ Offer Letters”) 7,187,500 units of the Company (the “Founders’ Units”) for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per Founders’ Unit, each unit consisting of one share of Common Stock (the “Founders’ Shares”), and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Founders’ Warrants”), to JLJ Partners, LLC (“JLJ Partners” or the “Sponsor”), Arthur Bargonetti, John R. Muse and M. William Benedetto (collectively with JLJ Partners, the “Initial Founders”), of which JLJ Partners transferred 31,250 of its Founders’ Units to Stephen F. Reitman (together with the Initial Founders, the “Founders”) in October 2007; (ii) in a private placement to occur concurrently with the closing of the Initial Public Offering, 5,000,000 warrants, each to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Sponsor’s Warrants”), (iii) in a private placement to occur immediately prior to the Company’s Initial Business Combination (as such term is defined in the Registration Statement), 2,500,000 Units, each consisting of one share of Common Stock, and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Co-Investment Warrants” and together with the Founders’ Warrants and the Sponsor’s Warrants, the “Private Warrants”), to JLJ Partners and Sportswear Holdings Limited (together, the “Co-Investors”) and (iv) up to 28,750,000 warrants to purchase shares of Common Stock to be offered to the public pursuant to the Registration Statement (the “Public Warrants” and together with the Private Warrants, the “Warrants”). The shares of Common Stock issuable on exercise of the Warrants are referred to as the “Warrant Shares”; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment.

SECTION 2. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto and the warrant certificates for the Private Warrants shall bear the legend set forth in Exhibit B except as set forth herein.

SECTION 3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or President and Treasurer, Secretary or Assistant Secretary of the Company. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Treasurer, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Treasurer, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

SECTION 4. Registration and Countersignature. Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President or Chief Executive Officer, a Vice President, the Treasurer or the Chief Financial Officer of the Company, countersign, issue and deliver Warrants as provided in this Agreement.

The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 5. Registration of Transfers and Exchanges; Transfer Restrictions. The Warrant Agent shall from time to time, subject to the limitations of this Section 5, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

The Founders’ Warrants and the Co-Investment Warrants may not be sold or transferred until the date that is 180 days after the Company completes its Initial Business Combination and the Sponsor’s Warrants may not be sold or transferred until the date immediately following the date on which the Company completes its Initial Business Combination, in either event except in each case to a Permitted Transferee who agrees in writing with the Company to be subject to such transfer restrictions and in the case of the Founders’ Warrants the forfeiture of such Warrants as described in Section 6(g) below. The Founders’ Warrants shall cease to be subject to the foregoing transfer restrictions if, subsequent to the Company’s completion of its Initial Business Combination, (i) the Last Reported Sale Price (as defined in Section 6(a) below) of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning 90 days after the Initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s securityholders having the right to exchange their securities for cash, securities or other property. As used herein, “Permitted Transferee” means any person who receives these securities through a sale or transfer that meets the following criteria: (i) to an entity’s beneficiaries upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) to any officer or director of the Company and any person affiliated with the Founders or (vi), in the case of the Founders’ Warrants, by private sales with respect to up to one third of the Founders’ Units held by them made at or prior to the consummation of an Initial Business Combination at prices no greater than the price at which the Founders’ Shares were originally purchased (approximately $0.003 per unit).

The holders of any Private Warrants or Warrant Shares issued upon exercise of any Private Warrants further agree prior to any transfer of such securities, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and the holder agrees not to make any disposition of all or any portion of such securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth in Exhibit B or Section 6(c) hereof, as the case may be (collectively the “Legends”) with respect to such securities sold pursuant to such registration statement shall be removed; or

(b) if reasonably requested by the Company, (A) the holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act, (B) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee and (C) the Company shall have received an agreement by such transferee to the restrictions contained in the Legends.

Each Public Warrant shall initially be issued together with one share of Common Stock as a Unit. The share of Common Stock and Public Warrant comprising a Unit shall not be separately transferable before the 35th day following the date of the prospectus with respect to the Company’s Initial Public Offering unless the underwriter with respect thereto informs the Company of its decision to allow earlier separate trading, in which case the Company shall notify the Warrant Agent of the effective date of the separation, subject to the Company having filed a Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering of the Units and has issued a press release announcing when such separate trading will begin (the later of such dates, the “Detachment Date”). Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, prior to the Detachment Date, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Public Warrant included in such Unit.

Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 17 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.

SECTION 6. Terms of Warrants.

(a) Exercise Price and Exercise Period.

The initial exercise price per share that Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $7.50 per share, and each Warrant shall be initially exercisable to purchase one share of Common Stock.

Subject to the terms of this Agreement (including without limitation Section 6(e) below), each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York time, on the last day of such Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares or on a cashless basis pursuant to Section 6(d), if applicable. No adjustments as to dividends will be made upon exercise of the Warrants.

The “Warrant Exercise Period” shall (x) commence (subject to Section 6(e) below), (A) for all Warrants other than the Founders’ Warrants on the later of: (i) the date that is one year from the date of the final prospectus for the Initial Public Offering or (ii) the date on which the Company completes its Initial Business Combination, and (B) for the Founders’ Warrants on the date that the Last Reported Sale Price of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning 90 days after the Initial Business Combination, and (y) shall end on the earlier of: (i) the date that is five years from the date of the final prospectus for the Initial Public Offering or (ii) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b) below or expire pursuant to Section 6(f) below.

The “Last Reported Sale Price” of the Common Stock on any date of determination means:

(i)

the last reported sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) on the American Stock Exchange on that date,

(ii)

if the Common Stock is not listed for trading on the American Stock Exchange on that date, last reported sale price as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed,

(iii)

if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(iv)

if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment-banking firms that the Company selects for this purpose.

Each Warrant not exercised or redeemed prior to 5:00 p.m., New York time, on the last day of the Warrant Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b) Redemption of Warrants.

The Company may call the Warrants for redemption, in whole and not in part, at a price of $.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at any time after such Warrants have become exercisable pursuant to Section 6(a), if, and only if, (i) the Last Reported Sale Price has equaled or exceeded $14.25 per share for any 20 trading days within a 30-trading day period ending on the third Business Day prior to the notice of redemption to Warrant holders and (ii) at all times between the date of such notice of redemption and the redemption date a registration statement is in effect covering the Warrant Shares issuable upon exercise of the Warrants and a current prospectus relating to those Warrant Shares is available.

Upon a call for redemption of Warrants by the Company, the Company shall have the right to require all holders of Warrants subject to redemption who exercise such Warrants after the Company’s call for redemption to do so on a cashless basis in accordance with the procedures set forth in Section 6(d).

Notwithstanding the foregoing, no Founders’ Warrants or Sponsor’s Warrants shall be redeemable at the option of the Company so long as they are held by the Founders or the Sponsor, respectively, or their respective Permitted Transferees; provided that the fact that one or more Founders’ Warrants or Sponsor’s Warrants, as applicable, are non-redeemable because of the reason described above shall not affect the Company’s right to redeem the Public Warrants, the Co-Investment Warrants and all Founders’ Warrants and Sponsor’s Warrants that are not held by the Founders or Sponsor, respectively, or their respective Permitted Transferees.

(c) Exercise Procedure.

A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 17 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (adjusted as herein provided if applicable) or on a cashless basis pursuant to Section 6(d), if applicable, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price (unless on a cashless basis pursuant to Section 6(d)) shall be made by certified check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof. In no event will any Warrants be settled on a net cash basis.

Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price or on a cashless basis pursuant to Section 6(d), if applicable, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price or on a cashless basis pursuant to Section 6(d), if applicable.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

Certificates evidencing Warrant Shares issued upon exercise of a Private Warrant shall contain the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

(d) Cashless Exercise.

(i) The Founders’ Warrants and Sponsor’s Warrants may be exercised on a cashless basis by the Founders and the Sponsor, respectively, and any of their respective Permitted Transferees, at the Founders or the Sponsor, as applicable, or such Permitted Transferee’s election (the “Cashless Exercise Election”).

(ii) Upon a call for redemption of Warrants on a cashless basis by the Company pursuant to Section 6(b) (the “Cashless Exercise Demand”), all holders of Warrants subject to redemption who exercise such Warrants shall do so on a cashless basis.

(iii) If the Founders or the Sponsor or any Permitted Transferee makes a Cashless Exercise Election with respect to any Founders’ Warrants or Sponsor’s Warrants, as applicable, or if the Company makes a Cashless Exercise Demand with respect to the Warrants subject to redemption that the holders thereof have elected to exercise after the Company’s call for redemption, then upon surrender of such Warrants in accordance with Section 6(c), the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Founders or the Sponsor or such Permitted Transferee or such Warrant holder, as the case may be, may designate, a certificate or certificates for the number of full Warrant Shares to be issued upon such cashless exercise, computed by using the following formula:

X =	(A)(Y)
(B)

X =	The Warrant Shares to be issued in connection with such cashless exercise to the holder of the Warrants being exercised.
Y=	The number of Warrant Shares underlying the Warrants being exercised.
A=	The value of one Warrant as of the date of the exercise, which shall be determined by using the following formula:

A = B - the Exercise Price

B=	The Fair Market Value of a share of Common Stock.

For purposes of this Section 6(d), the “Fair Market Value” of a share of Common Stock shall mean the average of the Last Reported Sale Prices for the ten trading days ending on the third trading day prior to (x) with respect to the Founders’ Warrants and Sponsor’s Warrants subject a Cashless Exercise Election, the date on which the Warrant exercise notice is sent to the Warrant Agent, and (y) with respect to the Warrants subject to a Cashless Exercise Demand, the date on which the notice of redemption is sent to the holders of the Warrants.

(iv) If the Company makes a Cashless Exercise Demand, the notice of redemption shall contain the information necessary to calculate the number of Warrant Shares to be received by Warrant holders upon exercise of the Warrants, including the Fair Market Value in such case.

(e) Registration Requirement. Notwithstanding anything else in this Section 6, no Warrants (including any Private Warrants) may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any Private Warrant) is effective under the Act and (ii) a prospectus thereunder relating to the Warrant Shares (other than Warrant Shares to be issued upon exercise of any Private Warrant) is current. The Company shall use its best efforts to have a registration statement in effect covering Warrant Shares issuable upon exercise of the Warrants (other than Warrant Shares to be issued upon exercise of any Private Warrant) from the date the Warrants become exercisable and to maintain a current prospectus relating to those Warrant Shares until the Warrants expire or are redeemed. In the event that, at the end of the

Warrant Exercise Period, a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any Private Warrant) is not effective under the Act, all the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result purchasers of the Units will have paid the full Unit price solely for the share of Common Stock included in each Unit. In no event shall the Warrants be settled on a net cash basis nor shall the Company be required to issue unregistered shares upon the exercise of any Warrant that is not a Private Warrant.

(f) Expiry Upon Liquidation of Trust Account. If the Company is dissolved because it fails to effect an Initial Business Combination, all of the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless and as a result purchasers of the Units will have paid the full Unit purchase price solely for the share of Common Stock included in each Unit.

(g) Adjustment of Founders’ Warrants.

(i) If the underwriters with respect to the Initial Public Offering do not exercise the over-allotment option granted to them by the Company, the number of Founders’ Units necessary to ensure that the aggregate amount of Founders’ Shares held by the Founders and any Permitted Transferee does not exceed 20% of the issued and outstanding Common Stock of the Company upon consummation of the Initial Public Offering shall be immediately forfeited to the Company by their holders. The Company will not make any cash payment to the Founders or any Permitted Transferee in respect of any such adjustment.

(ii) If the number of Units offered to the public in connection with the Initial Public Offering is increased or decreased, the Founders’ Units (including the Founders’ Units subject to forfeiture) will be adjusted in the same proportion as the increase or decrease of the Units offered to the public in order to ensure that the aggregate amount of Founders’ Shares held by the Founders and any Permitted Transferee does not fall below or exceed 20% of the issued and outstanding Common Stock of the Company upon consummation of the Initial Public Offering (including any shares of Common Stock issued pursuant to the underwriter’s over-allotment option). The Company will not make or receive any cash payment to or from the Founders or any Permitted Transferees in respect of any such adjustment.

(iii) Any additional Units, shares of Common Stock and Warrants the Founders or any of its Permitted Transferees may hold pursuant to (ii) above shall be deemed to be Founders’ Units, Founders’ Shares and Founders’ Warrants hereunder and any such Warrants (A) shall be subject to the transfer restrictions and adjustment provisions set forth in this Agreement with respect thereto, and (B) shall bear the legend set forth in this Agreement with respect thereto.

(iv) In the event that the Co-Investors fail to purchase an aggregate of 2,500,000 Units at a price of $10.00 ($25.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the Initial Business Combination (the “Co-Investment”) pursuant to the terms of a Co-Investment Subscription Agreement between the Company and JLJ Partners and a Co-Investment Subscription Agreement between the Company and Sportswear Holdings Limited, each dated as of November 15, 2007, JLJ Partners shall sell and the Company shall buy all of the Founders’ Units owned by JLJ Partners for the same purchase price originally paid for them.

SECTION 7. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Applicants for such new Warrant Certificates must pay such reasonable charges as the Company may prescribe.

SECTION 9. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Common Stock issuable upon the exercise of any of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Common Stock issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13 hereof.

Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor or on a cashless basis pursuant to Section 6(d), if applicable, and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 10. Obtaining Stock Exchange Listings; State Registration. The Company will from time to time take all commercially reasonable actions which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed. To the extent that the Common Stock is not listed on a national securities exchange or there is no exemption from state “blue sky” securities laws for the issuance of the Warrant Shares, the Company will take all commercially reasonable actions which may be necessary so that the Warrant Shares are registered in all states in which the holders of the Warrants reside.

SECTION 11. Adjustment of Number of Warrant Shares.

The number of Warrant Shares issuable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11. For purposes of this Section 11, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a) Adjustments for Stock Dividends and Split-Ups.

If after the date hereof, and subject to the provisions of Section 12 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Adjustment for Aggregation of Shares.

If after the date hereof, and subject to the provisions of Section 12, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Notice of Certain Transactions.

In the event that the Company shall propose to (a) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrant register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment pursuant to this Section 11 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the board of directors has determined to take any such action and (x) in the case of any action covered by clause (a) or (b) above at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

(d) Reorganization of Company.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by subsection (a) or (b) of this Section 11 or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by subsection (a) or (b) of this Section 11, then such adjustment shall be made pursuant to subsections (a), (b), this subsection (d) and (g) of Section 11. The provisions of this subsection (d) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e) Warrant Agent’s Disclaimer.

The Warrant Agent has no duty to determine when an adjustment under this Section 11 should be made, how it should be made or what it should be. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section.

(f) When Issuance May Be Deferred.

In any case in which this Section 11 shall require that an adjustment in the number of shares of Common Stock issuable upon exercise of each Warrant be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the number of shares of Common Stock issuable upon exercise of each Warrant; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares and other capital stock upon the occurrence of the event requiring such adjustment.

(g) Adjustment in Exercise Price.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsections (a) and (b) of this Section 11, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(h) Form of Warrants.

Irrespective of any adjustments in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares and Exercise Price as are stated in the Warrants initially issuable pursuant to this Agreement.

SECTION 12. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 12, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall, upon such exercise, round up or down to the nearest whole number of number of Warrant Shares to be issued to the Warrant holder.

SECTION 13. Notices to Warrant Holders. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 11(a), (b), (d) or (g), then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

SECTION 14. Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 16. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

SECTION 15. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d) The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company agrees to pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Company and the Warrant Agent shall agree in writing to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel) and to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence or willful misconduct. The provisions of this Section 15(e) shall survive the expiration of the Warrants and the termination of this Agreement.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(g) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except for its own negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

(i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(j) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that (i) the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible and (ii) nothing in this Section 15(j) shall affect the Company’s obligation under Section 6(e) to use its best efforts to have a registration statement in effect covering the Warrant Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Warrant Shares.

(k) Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

(m) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are not the result of the Warrant Agent’s reckless disregard of its duty, gross negligence or willful misconduct and are in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

SECTION 16. Change of Warrant Agent. The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

SECTION 17. Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Global Brands Acquisition Corp.

11 West 42nd Street, 21st Floor

New York, New York 10036

Attention: Joel J. Horowitz, Chief Executive Officer

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.

Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Compliance Department

with a copy in each case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

Facsimile: (212) 818-8881

and	Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attn: Deanna L. Kirkpatrick, Esq.

Facsimile: (212) 450-3800

and	Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn: David Spivak

Facsimile: (212) 723-8871

SECTION 18. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates theretofore issued. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 18, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment that alters the rights or duties of the Warrant Agent. The Company and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants that would be affected by such amendment; provided that any amendment affecting the Public Warrants must be approved by the holders of a majority of the Public Warrants; provided, further, that any supplement or amendment that would adversely affect the interests of holders of Warrants requires the consent of each holder adversely affected thereby. Without limiting the generality of the foregoing, prior to the issuance of any Public Warrants, this Agreement (including Exhibit A hereto) may be amended by the Company and the Warrant Agent, without the consent of any holder of Private Warrants, to modify in any way or provide for the terms of the Public Warrants.

SECTION 19. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 20. Termination. This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 15 hereof shall survive such termination.

SECTION 21. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

SECTION 22. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

SECTION 23. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 24. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

GLOBAL BRANDS ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

EXHIBIT A

NUMBER ________-	(SEE REVERSE SIDE FOR LEGEND) THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M. NEW YORK CITY TIME, __________, 2012 OR EARLIER AS PROVIDED IN THE WARRANT AGREEMENT	WARRANTS

GLOBAL BRANDS ACQUISITION CORP.

CUSIP 378982 110

WARRANT

THIS CERTIFIES THAT, for value received

is the registered holder of a Warrant or Warrants expiring at 5:00 p.m., New York City time, on ________, 2012 (the “Warrant”) to purchase one fully paid and non-assessable share of Common Stock, par value $.0001 per share (each a “Share”), of Global Brands Acquisition Corp., a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination and (ii) ______________, 2008, such number of Shares of the Company at the price of $7.50 per Share, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company, but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. The Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle a Warrant exercise unless a registration statement under the Securities Act of 1933, as amended, (the “Act”) with respect to the Common Stock issuable upon exercise of such Warrant is effective and current, subject to the Company satisfying its obligations under Section 6(e) of the Warrant Agreement to use its best efforts. In the event that a registration statement with respect to the Common Stock underlying a Warrant is not effective and current under the Act, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the warrant exercise. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up or down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise when a registration statement with respect to the Common Stock underlying the Warrant is effective and current, with a notice of call in writing to the holders of record of the Warrant, giving 30 days’ notice of such call, at any time after the Warrant becomes exercisable if the last sale price of the Shares has been at least $14.25 per share on each of 20 trading days within any 30 trading day period ending on the third business day prior to the date on which notice of such call is given. The call price of the Warrants is to be $.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $.01 call price.

By
	Secretary	Chairman of the Board

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to ___________________________________________________________________________________________________

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated: _____________________
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, _______________________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to ___________________________________________________________________________________________________

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: _____________________
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.

A-2

EXHIBIT B

LEGEND FOR PRIVATE WARRANTS

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE SHARES OF COMMON STOCK OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN [AND ARE SUBJECT TO FORFEITURE IN CERTAIN CIRCUMSTANCES].1

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No. ________	_______ Warrants
______________
[1]	Only applies to Founders’ Warrants.